UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


                                 Date of Report

                                  July 20, 2006

                              COMPUDYNE CORPORATION
                              ---------------------
             (Exact name of registrant as specified in its charter)

                                     NEVADA
                                     ------
         (State or other jurisdiction of incorporation or organization)

        0-29798                                         23-1408659
        -------                                         ----------
(Commission File Number)                 (I.R.S. employer identification number)


       2530 Riva Road, Suite 201
         Annapolis, Maryland                              21401
       -------------------------                          -----
  (Address of principal executive office)              (Zip code)


                                 (410) 224-4415
                                 --------------
               Registrant's telephone number, including area code

                                       N/A
                                       ---
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

On July 20, 2006, CompuDyne Corporation (the "Company") completed the acquisition of substantially all of the assets and certain liabilities of Signami, LLC, a producer of software and hardware systems for signals intelligence gathering. The Company paid a purchase price of less than three million dollars through a combination of stock and cash.

Martin Roenigk, CEO of CompuDyne, said, "We are pleased to make this strategic acquisition and believe it will significantly enhance our presence in the domestic and international marketplace for these special systems. This is a `bolt on' type of acquisition that will enhance our technology and will give us a state of the art product line. In an increasingly dangerous world, the ability to gather intelligence on a real-time basis is critical and is in demand by governments around the world."

The Company in recent years has made a significant investment in positioning itself as a major supplier for Homeland Defense. Various divisions supply security integration services, blast and attack resistant windows and doors, vehicle security barriers, computer aided dispatch and related software for first responders, and intrusion detection systems. The Data Control Systems ("DCS") division of CompuDyne's Integrated Electronic Systems ("IES") subsidiary, located in Gaithersburg, Maryland, has spent over 50 years producing signal intercepts and analysis systems used in intelligence gathering applications.

Signami, a 5-year old company headquartered in Severna Park, Maryland, has developed SignalWorks(R), a pre-eminent Windows-based software used worldwide for signals collection and analysis. Signami hardware and software systems are widely used by two of the U.S. national intelligence agencies as well as various components of the Army, Navy, and Air Force. Signami also has supplied such capabilities to the intelligence agencies of 17 foreign governments under Department of State export licensing.

The new business unit will operate under the name Signami DCS and will continue to focus on signal intelligence systems worldwide. Bert Jones, co-founder of Signami, announced his retirement but will remain through a transition period to assure a smooth integration. Jones said, "We see many benefits arising from this merger and believe our customers will be well served by the increased capabilities that will occur within 4-6 months. Also, we believe our strong market presence will increase CompuDyne's exposure to our existing customers for their many security products and services."

"The Signami and DCS technologies are highly complementary," said Phil Blackmon, President of IES. "Integrating these technologies allows us to increase the capabilities of both product lines, enabling us to quickly achieve technical goals previously established at both companies, and saving us considerable amounts of duplicative research and development time and money. Most significantly, the synthesis of Signami's sophisticated, higher-level demodulation algorithms with DCS's comprehensive signals collection and analysis hardware will dramatically increase our real-time signals exploitation capabilities. The result will be a flagship product that is a very robust, highly portable, one-box solution to communications intelligence gathering. The combination will be a product that will outperform anything the industry has to offer today."

Mr. Roenigk reinforced the view that this is a synergistic as well as a strategic acquisition. "We intend to use Signami's existing business relationships with its security conscious domestic and international customers to aggressively introduce CompuDyne's physical security products and services. With the strong financial performance that Signami has experienced throughout their existence, this acquisition is expected to be accretive to both revenue and profits immediately."



SIGNATURE

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 26, 2006



                                COMPUDYNE CORPORATION



                                By:  /s/ Geoffrey F. Feidelberg
                                     --------------------------
                                     Geoffrey F. Feidelberg
                                Its: Chief Financial Officer